                                                                        APPROVED BY:           Jeffrey I. Badgley
                                                                                                                Co-Chief Executive Officer

FOR IMMEDIATE RELEASE

                                                                                  CONTACT:       Miller Industries, Inc.
                                                                                                              J. Vincent Mish, Chief Financial Officer
                                                                                                              (423) 238-4171
                                                                                                              Frank Madonia, General Counsel
                                                                                                              (423) 238-4171
                                                                                                              Financial Dynamics
                                                                                                              Investor contact: Eric Boyriven
                                                                                                              (212) 850-5600

MILLER INDUSTRIES, INC. REPORTS 2004 FIRST QUARTER EARNINGS RESULTS

CHATTANOOGA, Tennessee, May 12, 2004 – Miller Industries, Inc. (NYSE:MLR) today announced financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, the Company reported net sales from continuing operations of $46.2 million, versus net sales from continuing operations of $47.9 million in the first quarter of last year. Net sales of the Company’s towing and recovery equipment products increased 13% over year ago levels to $46.2 million, compared to $40.7 million a year ago.  Income from continuing operations(1)  for the 2004 first quarter was $1.1 million, or $0.10 per diluted share, versus $1.7 million, or $0.19 per diluted share, in the same quarter a year ago. The Company’s diluted shares outstanding increased 15% over the year ago period as a result of the completion of the exchange of certain of its subordinated debt and warrants for shares of its common stock in the first quarter of 2004, as previously announced.

Net income for the first quarter of 2004 was $0.6 million, or $0.06 per diluted share, which included an after-tax loss from discontinued operations of $(0.5) million, or $(0.04) per diluted share. This compares with a net loss in the first quarter of 2003 of $(0.6) million, or $(0.06) per diluted share, which includes an after-tax loss from discontinued operations of $(2.3) million, or $(0.25) per diluted share.

-MORE-

Exhibit 99.1

MILLER INDUSTRIES REPORTS 2004 FIRST QUARTER EARNINGS RESULTS                                                                Page 2

Total cost of operations for the first quarter of 2004 was $39.4 million, compared to $40.2 million in the year ago period. Within the Company’s towing and recovery equipment segment, costs of operations were $39.4 million versus $34.8 million a year ago primarily as a result of the increase in sales over year ago levels. Gross margin within the towing and recovery equipment segment improved to 14.7% of sales from 14.5% a year ago, reflecting better fixed cost absorption due to higher demand and pricing somewhat offset by a change in sales mix and temporary inefficiencies related to the ramp-up of production to meet improving demand levels.

Total interest expense for the Company’s continuing and discontinued operations in the first quarter of 2004 was $1.3 million, versus total interest expense of $1.7 million in the year ago period. Debt continued to decline in the first quarter of 2004 due in large part to the exchange of certain of the Company’s subordinated debt and warrants into equity and the sale of three of the distributor operations during the quarter, as previously announced. Total Senior and Junior debt at March 31, 2004 was $31.8 million down from $40.6 million at December 31, 2003.

Jeffrey I. Badgley, President and Co-CEO of Miller Industries, commented, “We are pleased with our results for the first quarter, which reflect continued firming of the market that we began to observe during the second half of 2003. Driving this demand has been the improving economy, as more of our customers are beginning to feel comfortable with and capable of investing in new equipment. Our revenue results for the towing and recovery equipment business for the 2004 first quarter, although 13% ahead of the first quarter of 2003, did not match the more than 25% increase in orders we experienced during the corresponding periods. Some of our vendors had difficulty ramping up during the first two months of the year, but by March we had actually achieved our scheduled production increase, and have continued this rate through April.”

William G. Miller, Chairman and Co-CEO of Miller Industries, added, “We experienced an excellent national trade show in Florida, and through April of this year orders for our towing and recovery equipment continue to run more than 25% ahead of levels at this time in 2003. We believe this is due to an increase in the market in general, as well as an increase in market share for Miller Industries in particular.”

Mr. Badgley concluded, “The recent completion of our financing package has allowed management to focus on running the business more effectively. While our profitability was somewhat affected by inefficiencies related to the ramp-up of production, we are addressing these issues and believe they will continue to improve through the remainder of the year. The result has been a return to profitability in the first quarter of 2004. Despite these improving conditions, we are aware that our markets are still in the early stages of a recovery, and are carefully observing the potential impact of  factors such as rising fuel costs on our customer base in order to be in a position to react if necessary. Having said that, we remain cautiously optimistic about our prospects for 2004, given current market conditions, and remain confident in our ability to execute on our goals.”

-MORE-

Exhibit 99.1

MILLER INDUSTRIES REPORTS 2004 FIRST QUARTER EARNINGS RESULTS                                                                Page 3

In conjunction with this release, Miller Industries, Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Wednesday, May 12 at 10:00 AM EDT. Listeners can access the conference call live and archived over the Internet through a link at http://www.firstcallevents.com/service/ajwz406740854gf12.html. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 19, 2004. The replay number is (800) 642-1687, Passcode: 7441527.

Miller Industries, Inc. is the world’s largest manufacturer of towing and recovery equipment. The Company markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that the forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference.

-TABLE FOLLOWS-

Exhibit 99.1

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended March 31,
	2004	2003	% Change
NET SALES:
TOWING AND RECOVERY EQUIPMENT	$46,158	$40,742	13%
TOWING SERVICES	--	7,151	-100%
	46,158	47,893	-4%
COSTS AND EXPENSES:
COST OF OPERATIONS
TOWING AND RECOVER Y EQUIPMENT	39,370	34,815	13%
TOWING SERVICES	--	5,430	-100%
	39,370	40,245	-2%
SELLING, GENERAL, AND	4,459	4,338	3%
ADMINISTRATIVE CHARGES
INTEREST EXPENSE, NET	1,044	754	38%
TOTAL COSTS AND EXPENSES	44,873	45,337	-1%
INCOME BEFORE INCOME TAX ES	1,285	2,556	-50%
INCOME TAX PROVISION	185	814	-77%
INCOME FROM CONTINUING OPERATIONS(1)	1,100	1,742	-37%
DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(488)	(3,208)	-85%
INCOME TAX PROVISION (BENEFIT)	--	(907)	- 100%
LOSS FROM DISCONTINUED OPERATIONS	(488)	(2,301)	-79%
NET INCOME (LOSS)	$612	$(559)	-209%
BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.10	$0.19	-47%
LOSS FROM DISCONTINUED OPERATIONS	(0.04)	(0.25)	-84%
BASIC INCOME (LOSS)	$0.06	$(0.06)	-200%
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.10	$0.19	-47%
LOSS FROM DISCONTINUED OPERATIONS	(0.04)	(0.25)	-84%
DILUTED INCOME (LOSS)	$0.06	$(0.06)	-200%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	10,696	9,341	15%
DILUTED	10,785	9,349	15%

Exhibit 99.1

MILLER INDUSTRIES REPORTS 2004 FIRST QUARTER EARNINGS RESULTS                                                                Page 5

(1) During the quarter ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, the statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The discussions and analyses above are of continuing operations, as restated, unless otherwise noted. Results of discontinued operations reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on intercompany balances. The results of operations and loss on disposal associated with certain towing services markets, which were sold in June 2003 have been reclassified from discontinued operations to continuing operations given the Company's significant continuing involvement in the operations of the disposal components via a consulting agreement, and the Company's ongoing interest in the cash flows of the operations of the disposal components via a long-term license agreement.

# # #